Exhibit 10.17
Form of Executive PSU Award

LONG-TERM PERFORMANCE SHARE UNIT AWARD AGREEMENT

pursuant to the

W. P. CAREY INC.
AMENDED AND RESTATED 2017 SHARE INCENTIVE PLAN

* * * * * * *

Participant:        Name

Date of Grant:        __________________________________

Number of Performance Share Units granted:    ________________

This Long-Term Performance Share Unit Award Agreement (this “Agreement”) is made as of the Date of Grant set forth above by and between W. P. Carey Inc., a Maryland corporation (the “Company”) and the individual whose name is set forth above (“Participant”), whose address is in care of Company, pursuant to the Company’s Amended and Restated 2017 Share Incentive Plan (the “Plan”) and the Long-Term Incentive Program thereunder. The terms of the Plan are incorporated herein by reference, and terms defined in the Plan have the same meanings in this Agreement unless otherwise defined herein or the context otherwise requires. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder). In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

1. Grant of Performance Share Units. The Company hereby grants to the Participant, as of the Date of Grant specified above, the number of Performance Share Units specified above (the “Target Award”) with respect to the Shares of the Company. Subject to the terms and conditions herein set forth, these Performance Share Units represent contingent commitments by the Company to issue and deliver (hereafter referred to as “conversion”) to Participant, in recognition of the achievement of specified performance criteria and Participant’s continued service to the Company and at no cost to Participant, Shares at a future date, with the maximum amount of Shares subject to this award to equal 3 times the Target Award plus any Shares issuable under Section 3 hereof, all as subject to adjustment as set forth in Section 3 of the Plan. This Agreement does not entitle Participant to any payment of cash compensation.

The Participant shall not have the rights of a stockholder in respect of the Shares underlying this award until such Shares are delivered to the Participant in accordance with Section 4.

2. Performance Conditions. The Performance Share Units are subject to the following performance conditions:

(a) Performance Period. The Performance Period with respect to this award shall be the three calendar year period January 1, 2026 through December 31, 2028.

(b) Relative Performance. The number of Shares which Participant will be entitled to receive from the Company upon conversion pursuant to this Agreement following the completion of the Performance Period is directly related to the actual level of performance achieved during such period, defined as Threshold, Target, Stretch or Maximum.

(c) Performance Criteria. The Committee shall employ such criteria for evaluating the performance of the Company over the Performance Period as the Committee shall in its discretion deem appropriate (the “Performance Criteria”). These criteria, and the pre-established performance goals with respect thereto, shall be communicated to Participant in a Performance Chart to accompany and be made a part of this Agreement as Appendix A.

(d) Determination of Final Awards. As promptly as practicable upon the completion of the Performance Period, the Committee shall assess and certify the relative achievement of the Performance Criteria and determine the percentage (not to exceed 300%), if any, of the Target Award to be awarded to Participant (the full number of Shares resulting from the application of such percentage being hereinafter called the “Final Award”), provided that the Committee shall bear no liability for any delay in such assessment. The Committee shall have the discretion to adjust the Final Award in accordance with the Plan. As promptly as practicable upon the determination of the Final Award, the Company shall notify Participant of the number of Shares to be issued in connection with the Final Award, including Distribution Reinvestment Shares, as defined below, provided that the Committee and the Company shall bear no liability for any delay in such notification.

3. Dividend Equivalent Rights. The Company shall maintain a bookkeeping account for Participant (the “Distribution Equivalent Account”) for the purpose of crediting additional Shares attributable to the reinvestment of dividends on the Shares into which the Performance Share Units subject to this Agreement may be converted, as if such dividends had been reinvested in such Shares on the date of payment. On the date of payment of a cash dividend, and other distributions made generally to the holders of Shares payable in property other than shares, provided the record date for such distribution occurs on or after the first day of the Performance Period and before recordation or delivery of the Shares under Section 4 or conversion to Deferred Shares under Section 5, and subject to the limitations set forth in Section 7, the Company shall provisionally credit to Participant’s Distribution Equivalent Account a number of Shares (including fractions thereof) (the “Distribution Reinvestment Shares”) equal to (a)x(b)/(c), where (a) equals the Target Award (expressed as the number of Shares to which such Award is equivalent), (b) equals the dollar amount of such distribution per Share, and (c) equals the closing price of Shares on the New York Stock Exchange on such date of payment (or, if the Exchange is closed on such date, on the immediate prior trading date).

In connection with the determination of the Final Award, the Company shall recalculate the final number of Distribution Reinvestment Shares, if any, deliverable to the Participant by multiplying the number of Distribution Reinvestment Shares calculated based on the preceding paragraph by the achievement percentage used to determine the Final Award as set forth in Section 2(d).

The Shares credited to Participant’s Distribution Equivalent Account shall be subject to the same forfeiture restrictions, performance conditions, restrictions on transferability, and elective deferral opportunities as apply to the Shares into which the Performance Share Units subject to this Agreement may be converted.

4. Delivery of Shares. Subject to the terms of the Plan, and any elective deferral pursuant to Section 5 of this Agreement, within 2½ months following the year in which the Performance Period ends and the Final Award is no longer subject to a substantial risk of forfeiture, the Company shall distribute to Participant the number of Shares comprising the Final Award and the number of Distribution Reinvestment Shares calculated as provided in Section 3. In connection with the delivery of the Shares pursuant to this Agreement, Participant agrees to execute any documents reasonably requested by the Company.

5. Elective Deferral of Receipt of Shares. If permitted by the Company, Participant may elect, in accordance with written plans or procedures adopted by the Company from time to time, to defer the distribution of all or any portion of the Shares that would otherwise be distributed to Participant hereunder pursuant to Section 4 (“Deferred Shares”). Any Deferred Shares shall be credited to a bookkeeping account established on Participant’s behalf under Company’s written plans and/or procedures then in effect with respect to such shares.

6. Non-Transferability. The Performance Share Units created by this Agreement are not transferable by Participant other than by Will or the laws of descent and distribution. Any attempt to transfer contrary to the provisions hereof shall be null and void.

7. Termination of Employment or Service.

(a) Forfeiture of All Rights. If Participant’s employment with, or status as a service provider to, the Company terminates for any reason other than Disability, termination without Cause, Resignation for Good Reason, Retirement or death prior to the conclusion of the Performance Period, the Performance Share Units subject to this Agreement shall immediately be cancelled and this Agreement shall become null and void and Participant (and Participant’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to the Performance Share Units, the Distribution Reinvestment Shares, or the Shares referred to in this Agreement. Notwithstanding the foregoing, the Committee, in its sole discretion, may determine, prior to the effective date of any such termination, that all or a portion of any of the Participant’s unvested Performance Share Units (or Distribution Reinvestment Shares, or Shares) shall not be so cancelled and forfeited.

(b) Rights Upon other Terminations.

    (i) If the Participant’s employment or service with the Company terminates prior to the conclusion of the Performance Period due to the Participant’s death or Disability, Participant or Participant’s beneficiary, as the case may be, will be entitled to receive the Target Award, and any Distribution Reinvestment Shares credited in connection therewith, issued to the Participant within 30 days of the date of termination; except that, in the event such amount is conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payment may be made to a Participant who is a “specified employee” under Section 409A of the Code until the first day following the six-month anniversary of the Participant’s separation from service if and to the extent necessary to avoid an additional tax under Section 409A of the Code. Distribution Reinvestment Shares in connection with such award shall be calculated as provided in Section 3. The Participant shall have no other or further rights to Performance Share Units, Dividend Reinvestment Shares, or Shares under this Agreement. The award as approved by the Committee shall be final and binding on the Participant and the Company. With respect to a termination for Disability, the benefits set forth in this subsection are conditioned on the Participant entering into a separation agreement (including a full release of claims) within 60 days of termination in such form as may be provided by the Company, and if the execution of such separation agreement is subject to a revocation period by applicable law, the separation agreement having not been revoked and the applicable revocation period, which may not exceed 10 days, having expired.

    (ii) Except as provided in Section 7(b)(iii) of this Agreement, if the Participant’s employment or service with the Company terminates prior to the conclusion of the Performance Period due to the Participant’s termination without Cause, Resignation for Good Reason, or Retirement, Participant will be entitled to receive a Pro-Rata Portion of the Final Award, based on actual satisfaction of the Performance Criteria as set forth in Section (2), issued in Shares to the Participant at the end of the Performance Period, and any Distribution Reinvestment Shares credited in connection therewith, issued to the Participant at the time specified in Section 4 of this Agreement; except that, in the event such amount is conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payment may be made to a Participant who is a “specified employee” under Section 409A of the Code until the first day following the six-month anniversary of the Participant’s separation from service if and to the extent necessary to avoid an additional tax under Section 409A of the Code. Distribution Reinvestment Shares in connection with such Final Award shall be calculated as provided in Section 3 through the last day of the Performance Period. Except with respect to such pro-rated portion of the Final Award and the Dividend Reinvestment Shares associated therewith, the Participant shall have no other or further rights to Performance Share Units, Dividend Reinvestment Shares, or Shares under this Agreement. The pro-rated Final Award as approved by the Committee shall be final and binding on the Participant and the Company. With respect to a termination without Cause or a Resignation for Good Reason, the benefits set forth in this subsection are conditioned on the Participant entering into a separation agreement (including a full release of claims) within 60 days of termination in such form as may be provided by the Company, and if the execution of such separation agreement is subject to a revocation period by applicable law, the separation agreement having not been revoked and the applicable revocation period, which may not exceed 10 days, having expired.

    (iii) Notwithstanding Sections 4 and 7(b)(ii) of this Agreement, if a Change of Control shall occur, Participant will be entitled to receive the Award (the “Designated Award”) calculated at the greater of the Final Award (based on actual satisfaction of the Performance Criteria as of a date reasonably close to the date of the Change of Control as determined by the Committee in its sole discretion) or (ii) the Target Award, and any Distribution Reinvestment Shares credited in connection therewith, subject to the following time vesting conditions. If the Participant’s employment or service with the Company terminates after the Change in Control but prior to the conclusion of the Performance Period due to Disability, termination without Cause, Resignation for Good Reason, Retirement or death, then the Designated Award (and any applicable Distribution Reinvestment Shares) shall fully vest as of the date of termination of service (or, in the event that the Performance Period ends more than 24 months following the Change in Control, the vesting date shall be the conclusions of the Performance Period), provided that (except in the case of death) the Participant must satisfy the separation agreement condition set forth in Section 7(b)(i) and (ii). If the Participant’s employment or service with the Company terminates after the Change in Control but prior to the conclusion of the Performance Period for any other reason, then the Designated Award (and any applicable Distribution Reinvestment Shares) shall be forfeited. If the Participant’s employment or service with the Company continues to the conclusion of the Performance Period, then the Designated Award (and any applicable Distribution Reinvestment Shares) shall fully vest. In the event the Committee determines that in connection with the Change of Control the Award will not be continued, assumed or substituted, then the Designated Award (and any applicable Distribution Reinvestment Shares) shall fully vest as of immediately prior to the date of the Change of Control. Upon full vesting, subject to the terms of the Plan, and any elective deferral pursuant to Section 5 of this Agreement, a Designated Award (and any applicable Dividend Reinvestment Shares) shall be settled in Shares as promptly as practicable and in any event within 2-1/2 months following the year in which the vesting occurs. The payment date of awards considered to be deferred compensation shall not be accelerated and in the event such amount is conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payment may be made to a Participant who is a “specified employee” under Section 409A of the Code until the first day following the six-month anniversary of the Participant’s separation from service if and to the extent necessary to avoid an additional tax under Section 409A of the Code. Distribution Reinvestment Shares in connection with such Designated Award shall be calculated as provided in Section 3 employment. Except with respect to such Designated Award and the Dividend Reinvestment Shares associated therewith, the Participant shall have no other or further rights to Performance Share Units, Dividend Reinvestment Shares, or Shares under this Agreement.
(c) Definitions. For purposes of this Agreement, “Disability” shall mean the Participant’s substantial inability, including by virtue of physical or mental illness, injury, disability, or other incapacity, to perform the essential functions of the Participant’s position (with or without reasonable accommodation) for a period of ninety (90) consecutive days or more than one hundred eighty (180) days in any twelve (12)-month period. If there is a dispute as to the existence of Disability, Disability will be established if a qualified medical doctor selected by a Participant and the Company so certifies in writing. If a Participant and the Company are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. Participant agrees to be available for an examination by a doctor selected in accordance with this paragraph, which examination will be paid for by the Company. The written medical opinion of the doctor shall be binding upon the parties as to whether a Disability exists and the date such Disability arose. The foregoing paragraph shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws. Any determination of whether Disability exists shall be made by the Committee (or its designee) in its sole discretion.

For purposes of this Agreement, “employment with the Company” shall mean and include any employment by a Subsidiary of the Company and may in the Committee’s sole discretion also include any employment by an Affiliate of the Company that is not a Subsidiary of the Company.

For purposes of this Agreement, “Pro-Rata Portion” will be calculated as (a) x (b)/(c), where (a) equals the number of shares that would have comprised the applicable award had the Participant remained employed by, or continued providing services to, the Company through the last day of the Performance Period, (b) equals the number of days from January 1, 2026 to Participant’s last date of employment with the Company prior to termination of service, and (c) equals 1,095.

For purposes of this Agreement, “Cause” means a good-faith determination of the Committee or its designee that the Participant: (1) materially failed to observe and comply with any of the Company’s written policies, including without limitation its policies prohibiting harassment (sexual or otherwise) and discrimination and its policies regarding equal employment opportunity and maintenance of a drug-free work place; (2) willfully and continually failed to substantially perform the Participant’s material duties with the Company; (3) willfully failed to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Company; (4) committed any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (5) committed any act of dishonesty, illegal conduct, fraud, embezzlement or breach of fiduciary duty either (x) against the Company or any Affiliate, or (y) which is or which is reasonably expected to be materially injurious to the Company or any Affiliate; or (6) engaged in gross or willful misconduct that has undermined or is reasonably likely to undermine the reputation and goodwill of the Company or any Affiliate.

For purposes of this Agreement, a “Resignation with Good Reason” shall mean the termination of Participant’s employment by the Participant for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, prior to the determination of Cause as set forth herein, without the Participant’s written consent, of: (i) a material reduction in the Participant’s base salary or target incentive opportunity, other than as part of a reduction applicable to similarly-situated employees generally; or (ii) the involuntary relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s then-current principal place of employment; provided, however, that Good Reason shall not exist unless the Participant provides the Company with written notice of any such condition constituting Good Reason within thirty (30) days from the initial occurrence of the condition and such condition is not remedied within thirty (30) days of such written notice, and the Participant actually terminates the Participant’s employment at the end of such thirty (30)-day period.

For purposes of this Agreement, “Retirement” shall mean the Participant’s voluntary resignation from employment, other than while grounds for Cause exist, provided that:
(i)the Participant’s age plus years of service with the Company equals at least sixty-five (65) and the Participant is (A) at least fifty-seven (57) years old, and (B) has at least five years of service with the Company;
(ii)the Participant provided the Company written notice that he/she is considering retirement at least three months prior to the retirement date;
(iii)the Company’s Equity Awards Committee has taken separate action to approve the retirement date and the continued vesting; and
(iv)the Participant has entered into a separation agreement (including a full release of claims) with the Company in such form as may be provided by the Company, and if the execution of such separation agreement is subject to a revocation period by applicable law, the separation agreement has not been revoked and the applicable revocation period, which may not exceed 10 days, has expired.

For purposes of this Agreement and this definition of Retirement, Retirement shall not include the Participant’s resignation from the Company when such resignation is given in connection with the Participant’s prior acceptance (or planned or contemplated acceptance) of an employment or consulting position or arrangement with an acquiror, owner, or manager of commercial real estate. In addition, the accelerated vesting provided for in Section 7(b)(ii) upon Retirement shall not apply to a Retirement that occurs on a date that is a less than six (6) months following the Date of Grant.

8. Withholding of Income and Other Taxes. To the extent required by any federal, state or local law, the Participant shall make such arrangements as may be required or be satisfactory to the Company, in its sole and absolute discretion, for the payment of any tax withholding obligations that arise in connection with the payment of the Shares underlying the Performance Share Units. The Grantee shall pay such required withholding directly to the Company in cash upon request or, to the extent permitted and approved by the Committee, may elect to have such tax withholding obligation satisfied through withholding shares to be issued pursuant to the Performance Share Units or transferring already-owned shares. To the extent the obligation is not or cannot be fully satisfied in this manner, the Company shall have the right to deduct the requisite amount from payments of any kind otherwise due to the Grantee. The Company shall not be required to deliver any Shares under this Agreement until such obligations are satisfied.

9. Adjustments. The Performance Share Units, Shares and Dividend Reinvestment Shares are subject to adjustment as provided in Section 3 of the Plan.

10. Legal Compliance. The Company may postpone the time of delivery of certificates of its Shares for such additional time as the Company shall deem necessary or desirable to enable it to comply with the registration requirements of the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) or any Rules or Regulations of the Securities and Exchange Commission promulgated thereunder or the requirements of other applicable laws, including state laws relating to authorization, issuance or sale of securities and including the rules and regulations of the New York Stock Exchange or such other exchange on which the Shares may then be listed. The Participant represents and agrees that he or she is acquiring any Shares upon payment of the Performance Share Units for his or her own account and not with the intention of reselling or distributing the Shares, except as permitted under this Agreement and any applicable federal and state securities laws. The Company shall have the right to take any actions it may deem necessary or appropriate to ensure that any issuance of Shares complies with applicable federal and state securities laws.

If Participant fails to accept delivery of the Shares upon tender of delivery thereof, his or her right with respect to such undelivered Shares may be terminated in the Company’s discretion, or terminated in accordance with applicable law.

11. Miscellaneous Provisions.

(a) Effect on Other Employee Benefit Plans. The value of the Performance Share Units granted pursuant to this Agreement and the value of Shares issued and delivered hereunder will not be included as compensation, earnings, salary or other similar terms used when calculating Participant’s benefits under any employee benefit plan sponsored by the Company (or any Subsidiary), except as such plan may otherwise expressly provide.

(b) No Employment Rights. The award of Performance Shares Units granted pursuant to this Agreement does not give Participant any right to remain employed by or otherwise provide services to the Company and there is no obligation for uniformity of treatment of the Participant with any other participant or employee.

(c) Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. Except as provided herein, this Agreement may not be modified or amended in a manner materially adverse to the Participant, except by a writing signed by both the Company and Participant.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

(e) Notices. Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

        If such notice is to the Company, to the attention of the Corporate Secretary of Company, or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

        If such notice is to Participant, at his or her address as shown on the Company’s records, or at such other address as Participant, by notice to the Company, shall designate in writing from time to time.

(f) Compliance with Laws. The issuance of the Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto, including the rules and regulations of the New York Stock Exchange or such other exchange on which the Shares may then be listed. The Company shall not be obligated to issue any Shares pursuant to this Agreement if such issuance would violate any such requirements.

(g) Clawback. The issuance of the Shares pursuant to this Agreement shall be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (a) the Company’s Clawback Policy, Recoupment Policy or similar supplemental or successor policy, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

(h) Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Participant shall not assign any part of this Agreement without the prior express written consent of the Company in it is discretion.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(j) Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

(k) Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

(l) Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, COMPANY has caused this Agreement to be executed on its behalf by an officer of the Company thereunto duly authorized and Participant has accepted the terms of this Agreement, both as of the date of grant.

W. P. CAREY INC.

By:

Participant:

Name:

Signature: